EXHIBIT 10.27
AMENDMENT FOUR TO THE
GENUINE PARTS COMPANY
SUPPLEMENTAL RETIREMENT PLAN
          This Amendment to the Genuine Parts Company Supplemental Retirement Plan is adopted by Genuine Parts Company (the “Company”), effective as of the date set forth herein.
W I T N E S S E T H:
              WHEREAS, the Company maintains The Genuine Parts Company Supplemental Retirement Plan (the “Plan”), and such Plan is currently in effect;
              WHEREAS, the Company desires to amend the Plan; and
              WHEREAS, pursuant to Section 6.08 of the Plan, the Company has reserved the right to amend the Plan through action of the Committee;
              NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended as follows:
1.
              Effective January 1, 2006, Section 1.02 is deleted in its entirety and a new Section 1.02 is hereby substituted in lieu thereof as follows:

“1.02	Incorporation of Pension Plan.
The terms of the Genuine Parts Company Pension Plan, as amended and restated effective January 1, 2006 (the “Pension Plan”) are hereby incorporated in this Plan by reference. Unless otherwise indicated herein, the provisions of any future amendments to the Pension Plan shall also be incorporated in this Plan by reference. Unless indicated otherwise, capitalized terms used in this Plan shall have the meaning given those terms in the Pension Plan.”
2.
              Effective January 1, 2008, Section 2.01 is deleted in its entirety and a new Section 2.01 is hereby substituted in lieu thereof as follows:

“2.01	Eligibility.
Except as provided in Section 2.02, any employee of the Employer (“Key Employee”) whose annual, regular Earnings are expected to be equal to or greater than the compensation limits of Code Section 401(a)(17) ($230,000 in 2008) shall participate in this Plan. Upon becoming eligible to participate, a Key Employee must complete and execute a Joinder Agreement in a form satisfactory to the Pension and Benefits Committee of Genuine Parts Company (the “Committee”). Such Joinder Agreement must be completed no later than January 30 following the calendar year in which the Key Employee first accrues a benefit under this Plan. If the Key Employee fails to timely complete the Joinder Agreement, the Key Employee shall not accrue benefits under this Plan until the first day of the calendar year after the completion of the Joinder Agreement. Even though a Key Employee may be a Participant in this Plan, he shall not be entitled to any benefit hereunder unless and until his benefits under the Pension Plan are reduced due to the application of either Section 401(a)(17) or Section 415 of the Code.”

3.
     Effective January 1, 2008, Section 2.02 is deleted in its entirety and a new Section 2.02 is hereby substituted in lieu thereof as follows:

“2.02	Additional Rules on Eligibility.
(a)	A Key Employee shall not accrue a benefit for any year in which the Key Employee’s annual, regular Earnings are less than the compensation limits of Code Section 401(a)(17). Nevertheless, the Key Employee shall continue to participate in the Plan and shall again accrue a benefit under this Plan during the calendar year in which the Key Employee’s Earnings exceed the Earnings limit in Section 2.01.

(b)	A Key Employee shall be notified in writing by the Committee (or its designee) of his or her initial eligibility to participate in the Plan no later than January 30 following the calendar year in which the Key Employee first accrues a benefit under the Plan. Unless notified in writing by the Committee (or its designee) as described in the preceding sentence, a Key Employee shall not be eligible to participate in the Plan and shall not accrue a benefit under this Plan. Furthermore, the Committee (or its designee) may prohibit any Key Employee from accruing future benefits under this Plan by notifying such Key Employee in writing that his or her accruals under this Plan shall cease. Such freezing of future accruals shall be effective for the next calendar year following the date the written notice is mailed or hand delivered to the Key Employee.”
4.
              Effective January 1, 2008, Section 3.02(a) is deleted in its entirety and a new Section 3.02(a) is hereby substituted in lieu thereof as follows:
“(a)	The Employer shall commence payment of the Supplemental Retirement Income on the first day of the seventh month following the Participant’s separation from service with the Employer and such benefit shall continue on a monthly basis for the Participant’s lifetime and for any period thereafter provided for under the form of benefit elected by the Participant. The first payment shall equal to seven months of payments (representing the payment made to the Participant for that month plus the monthly payments for the six months following the Participant’s separation from service with the Employer). For example, if a Participant has a separation from service with the Employer on January 12, the first payment shall be made on August 1 (the first day of the seventh month following January 12). The August 1 payment shall include an amount equal to seven months of payments (representing payments for February, March, April, May, June and July).”
5.
              Effective January 1, 2008, Section 3.02(d) is deleted in its entirety and a new Section 3.02(d) is hereby substituted in lieu thereof as follows:
“(d)	A Participant may elect among the following annuity payment options available under the Plan:
(i)	Life Annuity Option — a monthly Retirement Income payable during the Participant’s lifetime, with payments ceasing upon the Participant’s death.

(ii)	Joint and 50% Survivor Annuity — a monthly Retirement Income equal to the reduced Actuarial Equivalent of the Life Annuity Option. The Retirement Income shall be payable to the Participant for the Participant’s life, and upon the Participant’s death, 50% of such Retirement Income shall be payable to the Participant’s Spouse for the Spouse’s life. Such Retirement Income shall cease on the later of the death of the Participant or the death of the Participant’s Spouse.
(iii)	Ten Years Certain and Life Option — a monthly Retirement Income equal to the reduced Actuarial Equivalent of the Life Annuity Option. The Retirement Income shall be payable to the Participant during the Participant’s lifetime and, in the event of the Participant’s death, within a period of ten years after the commencement of benefits, the same monthly amount shall be payable to the Participant’s Beneficiary for the remainder of such ten-year period.

(iv)	Joint and Last Survivor Option — a monthly Retirement Income equal to the reduced Actuarial Equivalent of the Life Annuity Option. The Retirement Income shall be payable to the Participant for the Participant’s life, and upon the Participant’s death, a designated percentage (100%, 75% or 50%) of the Participant’s Retirement Income shall be payable to the Participant’s Beneficiary for the Beneficiary’s life. Such Retirement Income shall cease on the later of the death of the Participant or the death of the Participant’s Beneficiary.

The Participant may choose the annuity form of payment at any time prior to the commencement of benefits under the Plan. In the event that the Participant fails to elect a form of payment, then the Supplemental Retirement Income shall be paid in the form of a 50% joint and survivor annuity if the Participant has a Spouse on the separation from service date and in the form of a Life Annuity if the Participant does not have a Spouse on the separation from service date. If the Supplemental Retirement Income is paid in a form other than a Life Annuity, then the amount of such benefit shall be adjusted so that it is the Actuarial Equivalent of the Life Annuity described in Section 3.01.”
6.
              Effective January 1, 2008, Section 4.02 is deleted in its entirety and a new Section 4.02 is hereby substituted in lieu thereof as follows:
“If a Participant dies after Supplemental Retirement Income Payments have begun hereunder, then the Participant’s Beneficiary shall be entitled to only that death benefit, if any, which is in effect at the time of the Participants’ death in accordance with the benefit option elected by the Participant.”
7.
              Effective January 1, 2008, Sections 5.01(a), (b) and (c) are deleted in their entirety and new Sections 5.01(a), (b) and (c) are hereby substituted in lieu thereof as follows:

“5.01	Change of Control.
(a)	In the event there is a Change of Control of Genuine Parts (as defined in Section 5.01(d)), a Participant described below shall receive an immediate lump sum payment of the Participant’s Supplemental Retirement Income in lieu of the Supplemental Retirement Income otherwise provided under this Plan.
(i)	A Participant who terminates employment on account of the Change of Control (as defined below) must have attained age 55 with at least fifteen (15) years of Credited Service for vesting purposes under the Pension Plan on or prior to the Participant’s termination of employment of account of the Change of Control. Such Participant’s lump sum benefit shall be computed as described in Section 5.01(b) below.
(ii)	A Participant (or his or her Beneficiary if the Participant is not living) who does not satisfy the conditions of subparagraph (i) above but who terminated employment prior to the Change of Control and who is receiving or entitled to receive benefits under the Plan following the Change in Control shall receive a lump sum benefit computed as described in Section 5.01(c). However, this subparagraph (ii) shall apply only if both a “Code Section 409A Change in Control” occurs (as defined in Code Section 409A — see Treas. Reg. Section 1.409A-3(i)(5)) and a Change of Control occurs (as defined in Section 5.01(d)).

(iii)	For purposes of this Section 5.01(a), a Participant’s employment shall be considered to have “terminated on account of such Change of Control” if the Participant’s employment with the Employer is terminated for any reason (e.g., resignation, involuntary termination, disability, death, etc.) that constitutes a separation from service as defined in Code Section 409A (see Treas. Reg. Section 1.409A-1(h)). Such termination of employment must occur during the two-year period beginning on the date on which the Change in Control occurred.
(b)	The lump sum payment for a Participant described in Section 5.01(a)(i) shall be determined by computing the present value of the Participant’s monthly Supplemental Retirement Income as of the date of the Participant’s termination of employment on account of the Change of Control (calculated pursuant to the formula set forth in Section 3.01(a)). The present value amount shall be determined using the Applicable Interest Rate and Applicable Mortality Table as defined in Section 4.10 of the Pension Plan (i.e., the interest rate used to compute a lump sum payout from the Pension Plan following a change in control).

(c)	The lump sum payment for a Participant described in Section 5.01(a)(ii) shall be determined by computing the present value of the remaining unpaid monthly Supplemental Retirement Income payments under this Plan using the Applicable Interest Rate and Applicable Mortality Table as defined in Section 4.10 of the Pension Plan (i.e., the interest rate used to compute a lump sum payout from the Pension Plan following a Change of Control) and by assuming such payments begin or continue (as the case may be) immediately following the Change of Control.”
8.
              Effective January 1, 2008, Section 6.03 is hereby deleted from the Plan and in lieu thereof, the following phrase shall be added:
“Reserved:”
9.
              Effective January 1, 2008, a new Section 6.05(c) is hereby added to the Plan as follows:
“(c) Any payments that are not paid pursuant to subsections (a) or (b) above shall be irrevocably forfeited.”
10.
              Effective January 1, 2008, Section 6.08 is hereby deleted and a new Section 6.08 is hereby substituted in lieu thereof as follows:

6.08	Right to Amend and Terminate.
The Committee reserves the right to modify, alter, amend, or terminate the Plan, at any time and from time to time, without notice, to any extent deemed advisable; provided, however, that no such amendment or termination shall (without the written consent of the Participant, if living, and if not, the Participant’s Beneficiary) adversely affect any benefit under the Plan which has accrued with respect to the Participant as of the date of such amendment or termination regardless of whether such benefit is vested or in pay status. Notwithstanding the foregoing, no amendment, modification, alteration, or termination of this Plan may be given effect with respect to any Participant without the consent of such Participant (if living, and if not, the Participant’s Beneficiary) if such amendment, modification, alteration, or termination is adopted during the six-month period prior to a Change of Control or during the two-year period following a Change of Control. In addition, no termination shall result in an acceleration of any benefit under this Plan unless such termination complies with the termination and liquidation provisions of Code Section 409A (see Treas. Reg. Section 1.409A-3(j)(4)(ix)). Finally, the Committee may amend the Plan for any purpose to comply with Code Section 409A, including optional Code Section 409A provisions, and may amend the Plan to comply with other required changes in law without the consent of Participants or Beneficiaries and regardless of a prior or subsequent Change in Control.
11.
              Effective January 1, 2008, the term “Contingent Annuitant” shall be replaced with the term “Beneficiary” throughout the Plan. As a matter of background, the terms “Contingent Annuitant” and “Beneficiary” were functionally identical for purposes of the Plan.
* * * * * * * * *
              Except as amended herein, the Plan shall remain in full force and effect.
              IN WITNESS WHEREOF, the Pension and Benefits Committee has caused this Amendment to the Plan to be executed on the date shown below, but effective as of the date indicated above.

PENSION AND BENEFITS COMMITTEE

By:	/s/ Frank M. Howard

Name	Frank M. Howard

Title	Chairman

Date:	11/28/07

Attest:

By:

Date: